UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 23, 2011
BENEFICIAL MUTUAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

United States	1-33476	56-2480744

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, Philadelphia, Pennsylvania	19106

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (215) 864-6000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2011, Beneficial Mutual Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Beneficial Bank (the “Bank”), entered into an employment agreement (the “Agreement”) with James E. Gould, the Executive Vice President and Chief Lending Officer of the Company and the Bank. The initial term of the Agreement will begin on May 23, 2011 and end on May 20, 2012.  The term of the Agreement may be extended annually by the Company’s and Bank’s Board of Directors after an annual review of Mr. Gould’s performance.  Mr. Gould’s initial base salary under the Agreement is $225,000.  The Agreement also provides for participation in employee benefit plans and programs maintained by the Company and the Bank for the benefit of their employees, including discretionary bonuses, participation in medical, dental, profit sharing, retirement and stock-based compensation plans and certain fringe benefits described in the Agreement.  In addition, the Agreement provides that Mr. Gould will receive a $20,000 lump sum signing bonus, less applicable withholding, payable 90 days from the date of the Agreement, provided he is still employed by the Company and the Bank on that date.

Pursuant to the Agreement, upon termination of Mr. Gould’s employment for cause, as defined in the Agreement, Mr. Gould will receive no further compensation or benefits under the Agreement.  If the Company or the Bank terminates Mr. Gould for a reason other than cause, or if Mr. Gould resigns after the occurrence of specified circumstances that constitute constructive termination, Mr. Gould or, upon his death, his beneficiary, will receive a severance benefit equal to the sum of two (2) times the sum of (i) his then current base salary and (ii) the most recent bonus paid to him by the Company and/or the Bank, payable ratably over a two (2) year period.  In addition, the Agreement also provides that Mr. Gould shall receive continued medical, dental and life insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Company and the Bank during the twenty-four (24) month period following his termination.

Under the Agreement, if Mr. Gould is involuntarily terminated, or terminated voluntarily under certain circumstances specified in the Agreement, within one year of a change in control, as defined in the Agreement, he will receive a lump sum cash payment equal to three (3) times the sum of (i) his base salary and (ii) the most recent bonus paid to him by the Company and/or the Bank.  Additionally, in such event, Mr. Gould shall, for a thirty-six (36) month period following termination of his employment, receive continued medical, dental and life insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Bank during such period.  The Agreement provides for the reduction of change in control payments to Mr. Gould to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which otherwise would result in the imposition of a 20% excise tax under Section 4999 of the Code.

Upon termination of employment (other than involuntary termination in connection with a change in control), Mr. Gould will be required to adhere to a one-year non-competition provision.  In addition, the Agreement provides that the Company and the Bank will pay all reasonable costs and legal fees of Mr. Gould in relation to the enforcement of the Agreement, provided that Mr. Gould succeeds on the merits in a legal judgment, arbitration proceeding or settlement.  The Agreement also provides for the indemnification of Mr. Gould to the fullest extent legally permissible.

A copy of the Agreement is attached to this Report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Number	Description

10.1	Employment Agreement, dated May 23, 2011 by and between Beneficial Mutual Bancorp, Inc., Beneficial Bank and James E. Gould

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BENEFICIAL MUTUAL BANCORP, INC.
Date: May 26, 2011	By:	/s/ Gerard P. Cuddy
Gerard P. Cuddy
President and Chief Executive Officer